UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2013

INFINITY AUGMENTED REALITY, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53446	71-1013330
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2220 Nostrand Avenue

Brooklyn, New York 11210

 (Address of principal executive offices)

(212) 201-4070

(Telephone number, including area code)

45 Broadway

New York, New York 10006

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Certain Officers and Directors

On September 11, 2013, the Board of Directors (the “Board”) of Infinity Augmented Reality, Inc. (the “Company”) elected Ori Inbar as a director. Below is a description of his relevant business experience:

Ori Inbar, age 48, Director

Mr. Inbar is currently CEO and Founder of Augmented Reality.org, a global not-for-profit organization. From 2008 to 2012, Mr. Inbar served as CEO and co-founder of Ogmento, Inc., a venture-backed augmented reality games developer. From 2005 to 2007, Mr. Inbar served as Senior Vice President of Solution Marketing at SAP AG, where he led the growth of the integrated platform, SAP NetWeaver, from conception to over $1 billion in annual revenue.  Mr. Inbar holds a BA from Tel Aviv University, Israel as a double major in Computer Science and Cinema & TV, and served as a pilot with the rank of Major in the Israeli Air force.  Mr. Inbar’s position as a recognized speaker and authority in the realm of augmented reality led to the conclusion that he should be nominated to serve as a director of the Company.

Family Relationships

Mr. Inbar has no family relationship with any of the current officers or directors of the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Compensation of Certain Officers and Directors

In connection with his election to our Board, Mr. Inbar will receive a monthly retainer fee of $2,000 and was granted 100,000 Non-Qualified Stock Options with an exercise price of $0.29 (the “Options”), vesting semiannually over the next 2 years (at the beginning of the Company’s quarterly reporting date, i.e. March 1 and September 1), and expire 5 years from each vesting date. 25,000 (or 25%) Options shall initially vest on March 1, 2014 and expire on February 28, 2019. These Options shall be subject to the terms and conditions of the Company's 2013 Equity Incentive Plan and a written stock option agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INFINITY AUGMENTED REALITY, INC.

Dated: September 16, 2013	By:	/s/ Joshua Yifat
Joshua Yifat
Treasurer and Chief Financial Officer